HAYWOOD SECURITIES INC.
Commerce Place, 400 Burrard Street
Suite 2000
Vancouver, British Columbia
V6C 3A6

September 3, 2004

Kimber Resources Inc.
Suite 215 – 800 West Pender Street
Vancouver, British Columbia.
V6C 2V6

Attention:     Robert Longe, President & CEO

Dear Sirs:

We understand that Kimber Resources Inc. (the "Company") proposes to issue (the "Offering") up to 1,000,000 units at $1.50 per unit for gross proceeds of $1,500,000, subject to the over-allotment option described below. As used herein, “Units” includes both the 1,000,000 units which are subject to the Offering and the 500,000 units which are subject to the over-allotment option and “Unit” means any one of them. Each Unit will consist of one common share (a “Share”) and one-half of one non-transferable share purchase warrant (one whole warrant called a “Warrant”). Each whole Warrant is exercisable for one additional common share (a “Warrant Share”) for a period of 18 months from the Closing Date (as hereinafter defined) at a price of $1.80 per Warrant Share.

Subject to the terms and conditions set forth below, the Company appoints Haywood Securities Inc. (the "Agent") to act as the Company's sole and exclusive agent in accordance with section 1.3 hereof.

All references to dollars or $ herein are to lawful currency of Canada, unless otherwise indicated.

In this Agreement "Securities" means the Shares, Warrants, Warrant Shares, Agent's Option, Agent’s Warrants, Agent's Shares, Agent’s Warrant Shares, Finance Units, Finance Shares, Finance Warrants and Finance Warrant Shares (all as hereinafter defined). In this agreement "business day" means any day except Saturday, Sunday or a statutory holiday in Vancouver, British Columbia.

In this Agreement, the terms “material change”, “material fact”, “misrepresentation” and “distribution” have the meanings ascribed thereto in the applicable securities legislation of the Selling Jurisdictions.

1.                              Offering

1.1                             The Agent will act as agent of the Company and use its commercially reasonable efforts to arrange for purchasers ("Purchasers") for the Units in the Provinces of British Columbia, Alberta and Ontario (the "Selling Jurisdictions"), and in the United States and such other jurisdictions as may be agreed upon by the Agent and the Company.

1.2                             The sale of the Units to Purchasers where such sale would constitute a distribution in British Columbia will be effected in a manner so as to be exempt from the prospectus requirements of the Securities Act (British Columbia) (the "B.C. Act"), pursuant to the provisions of section 74(2)(4) of the B.C. Act or pursuant to Part 3 or Part 5 of Multilateral Instrument 45-103 ("MI45-103"). The sale of

Units to Purchasers where such sale would constitute a distribution in Alberta will be effected in such a manner so as to be exempt from the prospectus requirements of the Securities Act (Alberta) (the "Alberta Act") pursuant to section 122.2 of the Alberta Securities Commission Rules or pursuant to Part 3 or Part 5 of MI45-103. The sale of the Units to Purchasers where such sale would constitute a distribution in Ontario will be effected in such manner so as to be exempt from the prospectus requirements of the Securities Act (Ontario) (the "Ontario Act") pursuant to section 2.3 of Rule 45-501 of the Ontario Securities Commission. The sale of the Units to any Purchaser who is a U.S. subscriber (being any “U.S. Person” under Regulation S of the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), including (a) any natural person resident in the United States; (b) any partnership or corporation organized or incorporated under the laws of the United States; (c) any partnership or corporation organized outside the United States by a U.S. Person principally for the purposes of investing in securities not registered under the U.S. Securities Act, unless it is organized or incorporated, and owned, by U.S. accredited investors who are not natural persons, estates or trusts; (d) any estate of which any executor or administrator is a U.S. Person) will be effected only on the basis of the “accredited investor” exemption from U.S. federal registration requirements.

1.3                             The Company hereby agrees that the Agent shall have an over-allotment option of up to 500,000 additional Units to cover over-subscriptions to the Offering, which additional Units shall be subject to the same terms and conditions as apply to the 1,000,000 Units which are the subject of the Offering.

1.4                              In consideration of the services performed by the Agent under this Agreement, which services shall include:

(a)	acting as the Company's agent to solicit offers to purchase the Units;

(b)	advising the Company with respect to the private placement of the Units; and

(c)
co-ordinating and review of the private placement documentation and assisting in the preparation of the form of subscription agreement, including any form, questionnaire, and undertaking incorporated therein or appended thereto, (collectively, the "Subscription Agreement") to be entered into between the Company and each of the Purchasers to be used in connection with the Offering;

the Company agrees to pay to the Agent at the Time of Closing (as defined in section 9.1 hereof) a commission (the "Agent’s Commission") equal to 8% of the gross proceeds received under the Offering, payable in cash, and to issue to the Agent an option (the "Agent's Option"), entitling the Agent to purchase that number of Units (the "Agent’s Units") equal to 10% of the aggregate number of Units sold pursuant to the Offering until 4:30 p.m. (Vancouver time) on the first business day that is 18 months from the Closing Date at a price of $1.80 per Agent’s Unit. Each Agent's Unit shall have the same terms as the Units sold under the Offering, and shall be comprised of one common share (an "Agent's Share") and one-half of one warrant (one whole warrant called an "Agent's Warrant"). Each Agent's Warrant will entitle the holder to purchase one additional common share (an "Agent's Warrant Share") for a period of 18 months from the Closing Date at a price of $1.80 per Agent's Warrant Share.

1.5                             The Company will also pay the Agent a corporate finance fee of 40,000 units, (the "Finance Units") plus GST, payable in cash, on the same terms as the Units being sold as part of the Offering, at a deemed price of $1.50 per Unit, for the Agent's services in connection with the coordination and review of the Offering. The Finance Units shall be comprised of one common share (a "Finance Share") and one-half of one common share purchase warrant (one whole warrant called a "Finance Warrant"). Each Finance Warrant will entitle the holder to purchase one additional common share (a "Finance Warrant Share") for a period of 18 months from the Closing Date at a price of $1.80 per Finance Warrant Share.

1.6                             The Company agrees that the Agent will be permitted to appoint other registered dealers (or other dealers duly qualified in their respective jurisdictions) as its agents to assist in the Offering and that the Agent may determine the remuneration payable by the Agent to such other dealers appointed by it.

1.7                             The Warrants, the Finance Warrants and the Agent's Warrants will be governed by the terms and conditions set out in the certificates representing the Warrants (together, the "Warrant Certificates") or, at the sole discretion of the Company, a warrant indenture dated as of the Closing Date between the Company and Computershare Trust Company of Canada governing the Warrants, and the Agent's Option will be governed by the terms and conditions set out in the certificate representing the Agent's Option (the "Agent's Option Certificate").

1.8                              The Warrant Certificates and Agent's Option Certificate will be in forms acceptable to the Agent acting reasonably and will contain, among other things, provisions for the appropriate adjustment in the class, number and price of the Warrant Shares, Agent's Shares, Agent's Warrants, Agent's Warrant Shares and Finance Warrant Shares issued upon the exercise of the Warrants, the Agent’s Option, the Agent’s Warrants or the Finance Warrants, as applicable, upon the occurrence of certain events, including any subdivision, consolidation or reclassification of the common shares of the Company, payments of stock dividends or the amalgamation or other reorganization of the Company.

2.                               Representations and Warranties of the Company

2.1                              The Company represents and warrants to the Agent and to and for the benefit of the Purchasers and acknowledges that the Agent and the Purchasers are relying upon such representations and warranties, as follows:

(a)
the Company has been duly incorporated, amalgamated or continued and organized and is validly existing under the laws of its jurisdiction of its incorporation, amalgamation or continuance and is duly qualified to carry on its business and is in good standing in respect of the filing of annual reports in its jurisdiction of incorporation, and has all requisite corporate power and authority to carry on its business as now conducted and as currently proposed to be conducted and to own, lease and operate its property and assets;

(b)	the Company has no subsidiaries other than Minera Monterde, S. de R.L. de C.V.;

(c)
the Company is and will at the Time of Closing (as hereinafter defined) be a reporting issuer in good standing under the securities laws of the Provinces of British Columbia, Alberta and Ontario (collectively, the "Reporting Jurisdictions") and no material change relating to the Company has occurred with respect to which the requisite material change report has not been filed under any applicable securities laws in the Reporting Jurisdictions and no such disclosure has been made on a confidential basis;

(d)	the Company has full corporate power and authority to undertake the Offering and to issue the Securities;

(e)
at the Time of Closing (as hereinafter defined), the Warrants, the Agent's Option and the Finance Warrants will be duly and validly created, authorized and issued, and the Warrant Shares, the Agent's Warrant Shares, the Agent's Shares and the Finance Warrant

Shares will be duly and validly authorized, allotted and reserved for issuance upon exercise of the Warrants, the Agent's Option and the Finance Warrants, respectively, and the Warrant Shares, and the Agent's Warrant Shares and the Finance Warrant Shares will, upon exercise of the Warrants and Agent's Option, and Finance Warrants respectively, be issued as fully paid and non-assessable securities;

(f)	at the Time of Closing, the common shares of the Company will be listed on the Toronto Stock Exchange (the "Exchange");

(g)	at the Time of Closing, the Shares and the Finance Shares will be issued as fully paid and non-assessable securities;

(h)
the authorized capital of the Company consists of 80,000,000 common shares without par value, of which 27,504,070 common shares are issued and outstanding as at the date hereof as fully paid and non-assessable;

(i)
the Company has full corporate power and authority to enter into this Agreement and the Subscription Agreements, and to perform its obligations set out herein and therein, and each of this Agreement and the Subscription Agreements has been, or will be upon execution and delivery thereof, duly authorized, executed and delivered by the Company and constitutes, or will constitute when executed and delivered, a legal, valid and binding obligation of the Company enforceable in accordance with their respective terms;

(j)
the Company is not in default or breach of, and the execution and delivery of each of this Agreement and the Subscription Agreements, and the performance of the transactions contemplated thereby will not result in a breach of, and do not create a state of facts which, after notice or lapse of time or both, will result in a breach of, and do not and will not conflict with, any of the terms, conditions or provisions of the constating documents, resolutions or by-laws of the Company or any indenture, contract, agreement (written or oral), instrument, lease or other document to which the Company is a party or by which the Company is or will be contractually bound as of the Time of Closing;

(k)
except for the Mexican mineral concession described in the Public Record (as defined below) as the “Group 5 concession”, which expired in June 2004 and title to which has not been renewed by the Company, the Company is the beneficial owner of or has the right to acquire the mineral interests in the mining properties, business and assets referred to in the prospectuses, annual information forms, offering memoranda, material change reports and press releases filed with the Securities Commissions in the Reporting Jurisdictions on or during the twelve (12) months preceding the date hereof (collectively, the "Public Record") and any and all agreements pursuant to which the Company holds or will hold any such interest in property, business or assets are in good standing in all material respects according to their terms, and the properties are in good standing in all material respects under the applicable statues and regulations of the jurisdictions in which they are situated;

(l)	the Public Record is in all material respects accurate and omit no facts, the omission of which makes the Public Record, or any particulars therein, misleading or incorrect;

(m)
the Company is not a party to, and the Company has not granted any agreement, warrant, option, right or privilege capable of becoming an agreement, for the purchase, subscription or issuance of any of its securities except as disclosed in the Public Record;

(n)
except as disclosed in the Public Record, no actions, suits, inquiries or proceedings are pending or, to the knowledge of the Company, are contemplated or threatened to which the Company is a party or to which the property of the Company or any of its Subsidiaries is subject that would result individually or in the aggregate in any material adverse change in the operations, business or condition (financial or otherwise) of the Company;

(o)
the audited annual financial statements of the Company as at and for the year ended June 30, 2003 and the unaudited financial statements of the Company as at and for the nine month period ended March 31, 2004 (collectively the "Financial Statements") present fairly, in all material respects, the financial position of the Company as at the dates set out therein and the results of its operations and the changes in its financial position for the periods then ended, in accordance with generally accepted Canadian accounting principles;

(p)
except as disclosed in the Public Record, there has not been any material change in the assets, liabilities or obligations (absolute, accrued, contingent or otherwise) of the Company as set forth in the Financial Statements and there has not been any material adverse change in the business, operations or condition (financial or otherwise) or results of the operations of the Company, since March 31, 2004 and since that date there have been no material facts, transactions, events or occurrences which could materially adversely affect the business of the Company;

(q)
other than the Agent and its agents, there is no person, firm or corporation acting or purporting to act at the request of the Company, who is entitled to any brokerage or finder's fee in connection with the transactions contemplated herein and in the event that any person, firm or corporation acting or purporting to act for the Company establishes a claim for any fee from the Agent, the Company covenants to indemnify and hold harmless the Agent with respect thereto and with respect to all costs reasonably incurred in defense thereof;

(r)
to the best of its knowledge, the Company has conducted and is conducting its business in compliance with all applicable laws, by-laws, rules and regulations of each jurisdiction in which its business is carried on and holds all licences, registrations, permits, consents or qualifications (whether governmental, regulatory or otherwise) required in order to enable its business to be carried on as now conducted or as proposed to be conducted, and all such licences, registrations, permits, consents and qualifications are valid and subsisting and in good standing;

(s)
the Company has not received any notice of proceedings relating to the revocation or modification of any license, registration, permit, consent or qualification referred to in paragraph (r) above which, if the subject of an unfavourable decision, ruling or finding, would materially adversely affect the conduct of the business, operations, condition (financial or otherwise) or income of the Company;

(t)
except for a cease trade order issued by the British Columbia Securities Commission in June 2003 in respect of interim financial statements which were mailed to shareholders but not SEDAR-filed before the deadline specified therefor, which cease trade order was revoked shortly after it was issued, no order ceasing or suspending trading in securities of the Company or prohibiting the sale of securities by the Company has been issued and no proceedings for this purpose have been instituted, are pending, contemplated or threatened;

(u)
the Company has not, directly or indirectly, declared or paid any dividend or declared or made any other distribution on any of its common shares or securities of any class, or, directly or indirectly, redeemed, purchased or otherwise acquired any of its common shares or securities or agreed to do any of the foregoing;

(v)
there is not, in the constating documents or by-laws of the Company or in any agreement, mortgage, note, debenture, indenture or other instrument or document to which the Company is a party, any restriction upon or impediment to the declaration or payment of dividends by the directors of the Company or the payment of dividends by the Company to the holders of its common shares, as long as any dividends are paid out of monies properly available under applicable corporate laws for the payment of dividends;

(w)	Computershare Trust Company of Canada has been duly appointed as the transfer agent and registrar for all of the outstanding common shares of the Company;

(x)
the Company has taken or will take all steps as may be necessary to comply with the requirements of the applicable securities laws of the Selling Jurisdictions and such other jurisdictions in which the Units are sold and the Company is entitled to avail itself of the applicable prospectus and registration exemptions available under the applicable securities laws of the Selling Jurisdictions in respect of the trades in the Units to Purchasers resident in those jurisdictions and in respect of the distribution of the Agent's Option and the Finance Units to the Agent;

(y)
the Subscription Agreements to be entered into between the Company and the Purchasers and any other written or oral representations made by the Company to a Purchaser or potential Purchaser in connection with the Offering will be accurate in all material respects and will omit no fact, the omission of which will make such representation misleading;

(z)	the Company is not a "reporting issuer" in any jurisdiction other than the Reporting Jurisdictions;

(aa)
all filings made by the Company under which it has received or is entitled to government loans or incentives, have been made in accordance, in all material respects, with applicable legislation and contain no misrepresentations of a material fact or omit to state any material fact which could cause any amount previously paid to the Company or previously accrued on the accounts thereof to be recovered or disallowed;

(bb)
the minute books of the Company are true and correct in all material respects and contain the minutes of all meetings and all resolutions of the directors and shareholders thereof, except for the minutes of the extraordinary general meeting held on May 28, 2004;

(cc)
on or before Closing, the Company has taken or will take all reasonable steps necessary to obtain the consent of the Exchange and has complied or will comply with all other regulatory requirements applicable on the offering and sale of the Units on a "private placement" basis as contemplated by the Offering;

(dd)
the auditors of the Company who audited the consolidated financial statements of the Company most recently delivered to the security holders of the Company and delivered their report with respect thereto, were at the relevant time independent chartered accountants;

(ee)
the Company has established on its books and records reserves that are adequate for the payment of all taxes not yet due and payable and there are no liens for taxes on the assets of the Company; there are no audits known by the Company's management to be pending of the tax returns of the Company (whether federal, provincial, local or foreign) and there are no claims which have been or may be asserted relating to any such tax returns, which audits and claims, if determined adversely, would result in the assertion by any government agency of any deficiency that would have a material adverse effect on the assets, properties, business, results of operations, prospects or condition (financial or otherwise) of the Company;

(ff)
neither Canada Customs and Revenue Agency, the Internal Revenue Service of the United States or any other taxation authority has asserted or, to the best of the Company's knowledge, threatened to assert any assessment, claim or liability for taxes due or to become due in connection with any review or examination of the tax returns of the Company filed for any year which would have a material adverse effect on the assets, properties, business, results of operations, prospects or condition (financial or otherwise) of the Company;

(gg)	the Company is not a party to any material contracts other than as disclosed by the Company to counsel for the Agent;

(hh)
each of the material contracts to which the Company is a party has been duly authorized, executed and delivered by the Company and is a legal, valid and binding obligation of the Company enforceable in accordance with their respective terms;

(ii)	all of the representations and warranties made by the Company in this Agreement will continue to be true and correct as of the Time of Closing (as hereinafter defined).

3.                               Representations and Warranties of the Agent

3.1                             The Agent represents and warrants to the Company and acknowledges that the Company will be relying upon such representations and warranties in entering into this Agreement, that:

(a)	it holds all licenses and permits that are required for carrying on its business in the manner in which such business has been carried on;

(b)	it has good and sufficient right and authority to enter into this Agreement and complete its transactions contemplated under this Agreement on the terms and conditions set forth herein;

(c)	it is appropriately registered under the applicable securities laws of the Selling Jurisdictions so as to permit it to lawfully fulfil its obligations hereunder; and

(d)	it is a member in good standing on the Exchange.

3.2                             The representations and warranties of the Agent contained in this Agreement shall be true at the Time of Closing as though they were made at the Time of Closing.

4.                               Covenants of the Company

4.1                              The Company hereby covenants to and with the Agent that it will:

(a)	allow the Agent and its counsel to conduct all due diligence in connection with the Offering which the Agent may reasonably require;

(b)	use its reasonable best efforts to obtain any necessary regulatory consents to the Offering on such terms as are mutually acceptable to the Agent and the Company, acting reasonably;

(c)
duly, punctually and faithfully fulfil all legal requirements to permit the creation, issuance, offering and sale of the Securities including, without limitation, compliance with all applicable securities legislation to enable the Securities to be distributed in accordance with this Agreement;

(d)	ensure that the offer, sale and distribution of the Securities will fully comply with the requirements of applicable securities legislation in the Selling Jurisdictions;

(e)
use its reasonable best efforts to maintain the listing of its common shares on the Exchange, or another recognized stock exchange until the expiry date of the Agent's Options and for a period of twelve (12) months thereafter;

(f)
use its reasonable best efforts to maintain its status as reporting issuer under the securities legislation in the Reporting Jurisdictions from the date hereof until the expiry date of the Agent's Options and for a period of twelve (12) months thereafter;

(g)	duly and punctually perform all the obligations to be performed by it under this Agreement and the Subscription Agreements;

(h)
during the period commencing on the date hereof and ending on the conclusion of the distribution of the Units, give the Agent prompt written notice of any material change (actual, proposed, anticipated, or threatened) in or affecting the business, affairs, operations, assets, liabilities (contingent or otherwise), capital or control of the Company, provided that if the Company is uncertain as to whether a material change, change, occurrence or event of the nature referred to in this subparagraph has occurred, the Company shall promptly inform the Agent of the full particulars of the occurrence giving rise to the uncertainty and shall consult with the Agent as to whether the occurrence is of such nature;

(i)	during the period commencing with the date hereof and ending on the conclusion of the distribution of the Units promptly inform the Agent of:

(i) any request of any securities commission, stock exchange, or similar regulatory authority for any information relating to the Company or its directors, officers or insiders;

(ii)
the issuance by a securities commission, stock exchange or similar regulatory authority or by any other competent authority of any order to cease or suspend trading of any securities of the Company or of the institution or threat or institution of any proceedings for that purpose; and

(iii)	the receipt by the Company of any communication from any securities commission, stock exchange, or similar regulatory authority relating to the Public Record or the distribution of the Units;

(j)	enter into Subscription Agreements with each Purchaser substantially in the form as agreed between the Company and its counsel and the Agent and its counsel;

(k)
accept no later than the Closing Date each duly executed Subscription Agreement provided that the acceptance of such Subscription Agreements would not be in breach of or contrary to applicable laws nor obligate the Company to issue an aggregate of more than 1,500,000 Units to Purchasers, which the Company, at its sole discretion, acting reasonably, decides to accept; and

(l)
use its commercially reasonable efforts to take all steps necessary prior to the Time of Closing to obtain the consent of the Exchange and comply with all other regulatory requirements applicable on the offering and sale of the Units on a "private placement" basis as contemplated by the Offering prior to the Time of Closing.

5.                              Covenants of the Agent

5.1                             The Agent covenants with the Company that:

(a)	it will not offer or sell Units in any Province or territory within Canada other than in British Columbia, Alberta and Ontario (unless subsequently agreed to by the Company);

(b)	it will comply with all applicable securities laws in connection with the Offering;

(c)
it has not and will not conduct any general solicitation or general advertising in connection with the offer and sale of the Units, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television other than a tombstone advertisement announcing the completion of the Offering; and

(d)	it will obtain from each Purchaser a duly completed and executed Subscription Agreement.

6.                              Conditions of Closing

6.1                             The purchase and sale of the Units and the Closing (as hereinafter defined) shall be subject to the following conditions:

(a)	the Company having obtained all requisite regulatory approvals required to be obtained by the Company in respect of the Offering on terms mutually acceptable to the Company and the Agent;

(b)	the Company having complied fully with all relevant statutory and regulatory requirements required to be complied with prior to the Time of Closing in connection with the Offering;

(c)	the Company having taken all necessary corporate action to authorize and approve this Agreement and the Subscription Agreements, the issuance of the Securities and all other matters relating thereto;

(d)
the Agent having received at Closing a favourable legal opinion of counsel to the Company (or such other law firm or firms reasonably acceptable to the Agent), addressed to the Agent, the Agent's counsel and each of the Purchasers, acceptable in all reasonable respects to counsel to the Agent to the following effect:

(i)
The Company is a corporation duly incorporated and validly existing under the laws of the Province of British Columbia. The Company is, with respect to its annual report filings with the BC Registrar of Companies, in good standing;

	(ii)	The Company has all requisite corporate power and authority to conduct the business now carried on by it and as presently proposed to be conducted by it, and to own its properties and assets;

(iii)
The Company is registered to carry on business under the laws of each jurisdiction in which it carries on a material portion of its business, as now conducted by it and as presently proposed to be conducted by it;

(iv)
The Company is a reporting issuer under the securities laws of each of the Reporting Jurisdictions and is not included in a list of defaulting reporting issuers maintained pursuant to the securities laws of each of the Reporting Jurisdictions;

(v)
The Company has full corporate power and authority to enter into the Agency Agreement and Subscription Agreements and to complete the transactions contemplated therein, and all necessary corporate action has been taken to authorize the execution and delivery by the Company of the Agency Agreement and the Subscription Agreements and the Agency Agreement and Subscription Agreements constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms;

(vi)
The execution and delivery of the Agency Agreement and the Subscription Agreements and the fulfillment of the terms thereof by the Company, and the performance of and compliance with the terms of the Agency Agreement and Subscription Agreements by the Company:

(A)
do not and will not result in a breach of, or constitute a default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will result in a breach of or constitute a default under:

			(1)	to the best of counsel’s knowledge, any applicable laws that are material to the Company and its operations;

			(2)	any term or provision of the charter documents of the Company;

	(3)	to the best of counsel’s knowledge, any resolutions of the directors or shareholders of the Company;

(4)
to the best of counsel’s knowledge, any mortgage, note, indenture, contract, agreement (written or oral), lease, or other document to which the Company is a party or by which the Company is bound as of the date of this opinion; or

	(5)	to the best of counsel’s knowledge, any judgment, decree, order, statute, rule or regulation applicable to the Company;

which default or breach might reasonably be expected to materially adversely affect the business, operations, capital or condition (financial or otherwise) of the Company (taken as a whole) or its properties or assets; and

(B)	do not require any approval or consent of any regulatory authority having jurisdiction, except such as has already been obtained.

(vii)
The authorized capital of the Company consists of 80,000,000 common shares of which  were issued and outstanding as of the close of business as of the last business day immediately preceding the Closing Date;

(viii)	The Shares and the Finance Shares are validly issued as fully paid and non- assessable shares in the capital of the Company;

(ix)
The Warrants and the Finance Warrants and the Agent's Options have been duly created and validly authorized and allotted for issuance and upon issuance in accordance with the Agency Agreement and the Subscription Agreements, are issued as fully paid and non-assessable securities and constitute legal, valid and binding obligations of the Company enforceable in accordance with their terms;

(x)
The Agent's Shares to be issued pursuant to the exercise in whole or in part of the Agent's Option have been validly authorized, allotted and reserved for issuance and, upon receipt of full consideration therefore in accordance with the terms of the Agent's Options, will be issued as fully paid and non-assessable common shares in the capital of the Company;

(xi)
The Agent's Warrants to be issued pursuant to the exercise in whole or in part of the Agent's Option, have been validly authorized, and, upon receipt of full consideration therefore in accordance with the terms of the Agent's Options, will be issued as fully paid and non-assessable securities and will constitute legal, valid and binding obligations of the Company, enforceable in accordance with their terms;

(xii)
The Agent’s Warrant Shares to be issued pursuant to the exercise in whole or in part of the Agent's Warrants have been validly authorized, allotted and reserved for issuance and, upon receipt of full consideration therefor in accordance with the terms of the Agent’s Warrants, will be validly issued as fully paid and non- assessable common shares in the capital of the Company;

(xiii)
The Warrant Shares and the Finance Warrant Shares to be issued pursuant to the exercise in whole or in part of the Warrants and the Finance Warrants, respectively, have been validly authorized, allotted and reserved for issuance and, upon receipt of full consideration therefore in accordance with the terms of the Warrants, will be validly issued as fully paid and non-assessable common shares in the capital of the Company;

(xiv)
The issuance of the Securities has been approved by the Exchange, and the Shares and the Finance Shares have been accepted for listing upon the Exchange and the Warrant Shares, the Finance Warrant Shares, the Agent's Shares and the Agent's Warrant Shares have been accepted for reservation for listing on the Exchange,

(xv)
The offering, issuance, sale and delivery of the Units by the Company to the Purchasers are exempt from the prospectus and registration requirements of the applicable securities laws of the Reporting Jurisdictions:

(xvi)
The offering, issuance, sale and delivery of the Agent’s Option and the Finance Units by the Company to the Agent are exempt from the prospectus and registration requirements of the applicable securities laws;

(xvii)
That the first trade of Shares, Warrants, or Warrant Shares by a Purchaser is subject only to a four month hold period under the laws of the Reporting Jurisdictions and the rules and policies of the Toronto Stock Exchange, provided that the Purchaser is not, in relation to the Company, a “control person”, as defined in such laws;

(xviii)
The first trade by the Agent of Agent's Shares, Agent's Warrants, Agent’s Warrant Shares, Finance Shares, Finance Warrants or Finance Warrant Shares is subject only to a four month hold period, provided that the Agent is not, in relation to the Company, a control person;

(xix)
The issuance of the Warrant Shares and Finance Warrant Shares on exercise of the Warrants and Finance Warrants respectively, will be exempt from the registration and prospectus requirements of applicable securities legislation in the Reporting Jurisdictions or in the U.S.;

(xx)
The issuance of the Agent's Shares and Agent's Warrants on exercise of the Agent's Options and the issuance of the Agent's Warrant Shares on exercise of the Agent's Warrants, respectively, will be exempt from the registration and prospectus requirements of applicable securities legislation in the Reporting Jurisdictions; and

(xxi)	Any additional matters requested by counsel to the Agent, acting reasonably.

In giving the opinions contemplated above, counsel to the Company shall be entitled to rely, where appropriate, upon such opinions of local counsel that counsel to the Company opines to the Agent are in form and substance satisfactory to counsel to the Company and that the Agent is entitled to rely on, and shall be entitled, as to matters of fact, to rely upon the representations and warranties of Purchasers contained in the executed Subscription Agreements, the representations and warranties of the Agent contained in this Agreement, a certificate of fact of the Company signed by officers in a position to have knowledge of such facts and their accuracy, and certificates of such public officials and other persons as are necessary or desirable in the opinion of counsel to the Company;

(e)
the Agent and each of the Purchasers having received a certificate of the Company dated the Closing Date signed by the Chief Executive Officer and the Chief Financial Officer of the Company or by such other officers acceptable to the Agent certifying as to certain matters reasonably requested by the Agent including certification that:

	(i)	the Company has complied with all covenants and satisfied all terms and conditions of this Agreement on its part to be complied with and satisfied up to the Time of Closing;

(ii)
all of the representations and warranties contained in this Agreement are true and correct as of the Closing Date with the same force and effect as if made at and as of the Closing Date, after giving effect to the transactions contemplated hereby;

(iii)
since the date hereof, there has been no material adverse change (actual, proposed or prospective, whether financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of the Company;

(iv)
no order, ruling or determination having the effect of ceasing or suspending trading in any securities of the Company (including the Securities) has been issued and no proceedings for such purposes are pending, or, to the knowledge of such officers, contemplated or threatened;

(v)
the Company is a "reporting issuer" not in default under the securities laws of the Reporting Jurisdictions and no material change relating to the Company has occurred with respect to which the requisite material change statement has not been filed unless the Offering contemplated hereby constitutes a material change and no disclosure of any material change has been made on a confidential basis;

	(vi)	the Public Record does not contain a "misrepresentation" as defined in the applicable securities legislation of the Reporting Jurisdictions as at the date of such filing;

(vii)
the execution and delivery of this Agreement and the Subscription Agreements, and the performance of the transactions contemplated thereby do not and will not result in a breach of, and do not create a state of facts which, after notice, or lapse of time or both, will result in a breach of, and do not and will not conflict with, any of the terms, conditions or provisions of the constating documents or by-laws of the Company or any trust indenture, agreement, or instrument to which the Company is contractually bound on the Closing Date; and

	(viii)	any additional matters requested by counsel to the Agent, acting reasonably; and

(f)
a certificate, in form and substance satisfactory to the Agent, issued under the B.C. Act, the Alberta Act and the Ontario Act stating, respectively, that the Company is not in default under the B.C. Act or the Alberta Act or the rules and regulations thereunder.

7.                               Closing

7.1                             The purchase and sale of the the Units (the "Closing") shall be completed at the offices of Stikeman Elliott LLP at 10:00 am, (Vancouver time) (the "Time of Closing") on September 9, 2004 (the "Closing Date") or at such other time or on such other date or dates as the Company and the Agent may agree upon. The Offering may be completed at one or more partial closings in the discretion of the Company and the Agent (subject to the necessary regulatory approvals) and each such closing shall be made in accordance with the terms hereof. For the purposes of this agreement, the time and date of each such partial closing shall be a "Time of Closing" and "Closing Date", respectively.

7.2                              At the Closing:

(a)
the Agent, on behalf of the Purchasers, will deliver to the Company a bank draft or certified cheque representing the aggregate subscription price for the Units subscribed for hereunder, less the Agent's reasonable expenses and the Agent’s Commission and any other amounts owing to the Agent;

(b)	the Company shall deliver to the Agent:

	(i)	the certificates representing the number of Shares and Warrants subscribed for under the Subscription Agreements;

	(ii)	the certificates representing the Agent's Option and the Finance Shares and Finance Warrants;

	(iii)	the requisite legal opinion and certificate as contemplated in section 6 hereof;

	(iv)	copies of approvals and other documents as may have been reasonably requested by the Agent on behalf of the Purchasers in connection with this Offering;

	(v)	photocopies of the Subscription Agreements confirming the execution thereof by the Company; and

	(vi)	such further documentation as may be contemplated herein or as counsel to the Agent or the applicable regulatory authorities may reasonably require.

8.                               Expenses

8.1                             Whether or not Closing occurs, the Company shall pay all reasonable costs, fees and expenses of or incidental to the performance of the obligations under this Agreement including, but not limited to:

(a)	the cost of preparing and printing this Agreement and the Subscription Agreements;

(b)	the cost of printing the certificates for the Securities;

(c)	the cost of registration, countersignature and delivery of the Securities;

(d)	the cost of preparing, printing and filing all securities filings required in connection with the Offering;

(e)	the fees and expenses of the Company's auditors, counsel and any local counsel; and

(f)	the Agent's reasonable out-of-pocket expenses (including the reasonable fees and expenses of Agent's counsel).

8.2                             Any amounts payable to the Agent pursuant to the provisions of section 8.1 hereof shall be paid by the Company from time to time upon receiving an invoice therefor from the Agent.

9.                               Indemnities

9.1                             The Company hereby covenants and agrees to protect, indemnify and hold harmless the Agent and its directors, officers, employees, solicitors and agents each being individually, an "Indemnified Party" and, collectively, the "Indemnified Parties") from and against all losses, claims, costs, damages or liabilities which they may suffer or incur caused by or arising directly or indirectly by reason of:

(a)	any information or statement (except any information or statement relating solely to and supplied by the Agent) contained in the Public Record being or being alleged to be a misrepresentation;

(b)
the omission to state in the Public Record a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which it was made (except the omission to state a material fact relating solely to the Agent);

(c)	the Company not complying with any requirement of any securities legislation or regulatory requirements in connection with the Offering;

(d)
any order made or any inquiry, investigation or proceeding commenced or threatened by any regulatory authority based upon an allegation that any untrue statement or alleged omission or any misrepresentation or alleged misrepresentation in the Public Record exists (except information and statements relating solely to the Agent) which prevents or restricts the trading in or distribution of the Securities;

(e)
the Company's failure to comply with any of its obligations hereunder including any breach of or default under any representation, warranty, covenant or agreement of the Company in any of this Agreement or the Subscription Agreement or any other document to be delivered pursuant thereto; or

(f)	any untrue statements in or omissions from any public disclosure documentation supplied by the Company and relied upon by the Agent in the performance of its duties.

9.2                              If any action or claim shall be asserted against an Indemnified Party in respect of which indemnity may be sought from the Company pursuant to the provisions hereof, or if any potential claim contemplated by this section shall come to the knowledge of an Indemnified Party, the Indemnified Party shall promptly notify the Company in writing of the nature of such action or claim (provided that any failure to so notify shall not affect the Company's liability under this paragraph unless such delay has prejudiced the defense to such claim). The Company shall assume the defense thereof at its expense, provided, however that the defense shall be through legal counsel acceptable to the Indemnified Party, acting reasonably. In addition, the Indemnified Party shall also have the right to employ separate counsel in any such action and participate in the defense thereof, and the fees and expense of such counsel shall be borne by the Company if:

(a)
the Indemnified Party has been advised by counsel, acting reasonably, that representation of the Company and the Indemnified Party by the same counsel would be inappropriate due to actual or potential differing interests between them; or

(b)	the Company has failed within a reasonable time after receipt of such written notice to assume the defense of such action or claim.

9.3                             It is understood and agreed that neither party shall effect any settlement of any such action or claim or make any admission of liability without the written consent of the other party, such consent not to be unreasonably withheld or delayed. The indemnities hereby provided for shall remain in full force and effect and shall not be limited to or affected by any other indemnity in respect of any matters specified in this section obtained by the Indemnified Party from any other person.

9.4                             To the extent that any Indemnified Party is not a party to this Agreement, the Agent or the Company, as the case may be, shall obtain and hold the right and benefit of this section in trust for and on behalf of such Indemnified Party.

9.5                             The Company hereby consents to personal jurisdiction and service and venue in any court in which any claim which is subject to indemnification hereunder is brought against the Agent or any Indemnified Party and to the assignment of the benefit of this section to any Indemnified Party for the purpose of enforcement.

9.6                             The Agent hereby consents to personal jurisdiction and service and venue in any court in which any claim which is subject to indemnification hereunder is brought against the Company or any Indemnified Party and to the assignment of the benefit of this section to any Indemnified party for the purpose of enforcement.

10.                             Contribution

10.1                             In the event that, for any reason, any indemnity provided for in section 9 hereof is illegal or unenforceable, the Agent and the Company shall contribute to the aggregate of all losses, claims, costs, damages, expenses or liabilities of the nature provided for in section 9 such that the Agent shall be responsible for that portion represented by the percentage that the Agent's Commission bears to the gross proceeds from the Offering and the Company shall be responsible for the balance. Notwithstanding the foregoing, a person guilty of fraudulent misrepresentation shall not be entitled to contribution from any other party. Any party entitled to contribution will, promptly after receiving notice of commencement of any claim, action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this section, notify such party or parties from whom contribution may be sought. In no case shall such party from whom contribution may be sought be liable under this contribution agreement unless such notice shall have been provided, but the omission to so notify such party shall not relieve the party from whom contribution may be sought from any other obligation it may have otherwise than under this section. The right to contribution provided in this section shall be in addition to, and not in derogation of, any other right to contribution which the Agent or the Company may have by statute or otherwise by law.

11.                             Termination Rights

11.1                            The Agent shall be entitled, at its option, to terminate all of its obligations under this Agreement, and the obligations of any person from whom the Agent has solicited an order to purchase the Units that has executed a Subscription Agreement, by notice to that effect delivered to the Company at any time prior to the Time of Closing in the event that:

(a)
there shall occur or come into effect any event, condition or circumstance which constitutes a material change, financial or otherwise, (actual, proposed or prospective) in the business, affairs, operations, assets, liabilities (contingent or otherwise), prospects, condition or capital of the Company which, in the opinion of the Agent, would reasonably be expected to have a significant adverse effect on the business of the Company or the market price or value of the Units;

(b)	the Agent is of the sole opinion that the Units cannot be profitably marketed;

(c)
there is an enquiry or investigation (whether formal or informal) by any securities regulatory authority in relation to the Company or any one of the Company's directors or officers which in the opinion of the Agent seriously affects or may seriously affect the Offering;

(d)	any order to cease trading in the securities of the Company is made by a securities regulatory authority and that order is still in effect;

(e)	the Agent determines that any of the representations or warranties made by the Company herein, is or has become false or misleading in any material respect;

(f)
there should develop, occur or come into effect any catastrophe of national or international consequence or any action, governmental law or regulation, inquiry or other occurrence of any nature whatsoever which, in the opinion of the Agent, seriously affects or may seriously affect the financial markets or the business of the Company; or

(g)	the Agent is not satisfied with the results of its due diligence investigations.

11.2                             If the Agent terminates this Agreement pursuant to this section 11, there shall be no further liability on the part of the Agent or the Purchasers. The right of the Agent to terminate its obligations under this Agreement is in addition to such other remedies as it may have or have in respect of any default, act or failure to act of the Company in respect of any of the matters contemplated by this Agreement.

12.                              Breach of Agreement

12.1                             Any breach of, or failure by the Company to comply with, any term or condition of this Agreement shall entitle the Agent, on behalf of the Purchasers of the Units, to terminate their obligations to purchase the Units by notice to that effect given to the Company prior to the Time of Closing. If the Agent terminates this Agreement pursuant to this section 12, there shall be no further liability on the part of the Agent or the Purchasers. The Agent may waive, in whole or in part, or extend the time for compliance with, any terms and conditions without prejudice to its rights in respect of any other terms and conditions or any other or subsequent breach or non-compliance provided, however, that any waiver or extension must be in writing and signed by the Agent in order to be binding upon it.

13.                             Garnishing Orders

13.1                             If at any time, up to and including the Time of Closing, the Agent receives a garnishing order or other form of attachment purporting to attach or garnish a part or all of the subscription price of the Units, the Agent may pay the amount purportedly attached or garnished into court.

13.2                            Any payment by the Agent into court contemplated in this Agreement is deemed to have been received by the Company as payment by the Agent against the subscription price of the Units to the extent of the amount paid, and the Company is bound to issue and deliver the Units proportionately to the amount paid by the Agent.

13.3                            The Agent is not bound to ascertain the validity of any garnishing order or attachment, or whether in fact it attaches any monies held by the Agent, and the Agent may act with impunity in replying to any garnishing order or attachment.

13.4                            The Company will release, indemnify and save harmless the Agent in respect of all damages, costs, expenses or liability arising from any acts of the Agent under this section.

14.                             Notices

14.1                            Any notice under this Agreement shall be given in writing and either delivered or telecopied to the party to receive such notice at the address or telecopy numbers indicated below:

to the Company:

Kimber Resources Inc
215 – 800 West Pender St.
Vancouver, British Columbia
V6C 2V6

Attention:          Robert Longe
Telecopier No.:  (604) 669-8577

With a copy to the Company’s counsel:

Stikeman Elliott LLP
Suite 1700 – Park Place
666 Burrard Street
Vancouver, B.C.
V6C 2X8
Attention:           C. Inge Poulus
Telecopier No.:  (604) 681-1825

to the Agent:

Haywood Securities Inc.
Commerce Place, 400 Burrard Street
Suite 2000
Vancouver, British Columbia
V6C 3A6

Attention:           Cliff Rich
Telecopier No.:  (604) 697-7495

with a copy to the Agent's counsel:

Anfield Sujir Kennedy & Durno
Suite 1600 - 609 Granville Street
Vancouver, British Columbia
V7Y 1C3

Attention:           Verlee Webb
Telecopier No.:  (604) 669-3877

or such other address or telecopy number as such party may hereafter designate by notice in writing to the other party. If a notice is delivered, it shall be effective from the date of delivery; if such notice is telecopied (with receipt confirmed), it shall be effective on the business day following the date such notice is telecopied.

15.                             Survival

15.1                            All representations, warranties, and agreements of the Company contained herein or contained in any document submitted pursuant to this Agreement or in connection with the purchase of the Units shall survive the purchase of the Units by the Purchasers and shall continue in full force and effect unaffected by any subsequent disposition of the Securities or the exercise of the Warrants for a period of twenty-four (24) months from the Closing Date.

16.                             Time of the Essence

16.1                            Time shall, in all respects, be of the essence hereof.

17.                              Headings

17.1                            The headings contained herein are for convenience only and shall not affect the meaning or interpretation hereof.

18.                             Singular and Plural, etc.

18.1                            Where the context so requires, words importing the singular number include plural and vice versa, and words importing gender shall include the masculine, feminine and neuter genders.

19.                              Severability

19.1                            The invalidity or unenforceability of any particular provision of this Agreement shall not affect or limit the validity or enforceability of the remaining provisions of this Agreement.

20.                             Governing Law

20.1                            This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada, applicable therein.

21.                              Successors and Assigns

21.1                             The terms and provisions of this Agreement shall be binding upon and enure to the benefit of the Company, the Agent and its respective successors and permitted assigns, provided that, except as herein provided, this Agreement shall not be assignable by any party without the written consent of the others.

22.                             Further Assurances

22.1                            Each of the parties hereto shall do or cause to be done all such acts and things and shall execute or cause to be executed all such documents, agreements and other instruments as may reasonably be necessary or desirable for the purpose of carrying out the provisions and intent of this Agreement.

23.                             Entire Agreement

23.1                            The provisions herein contained constitute the entire agreement between the parties hereto and supersede all previous communications, representations, understandings and agreements between the parties with respect to the subject matter hereof, whether verbal or written.

24.                              Counterparts

24.1                            This Agreement may be executed in any number of counterparts all of which when taken together shall be deemed to be one and the same document and not withstanding their actual date of execution shall be deemed to be dated as of the date first above written.

25.                              Effective Date

25.1                            This Agreement is intended to and shall take effect as of the date first set forth above, notwithstanding the actual date of execution or delivery.

If the above is in accordance with your understanding, please sign and return to the Agent a copy of this letter, whereupon this letter and your acceptance shall constitute a binding agreement between the Company and the Agent.

HAYWOOD SECURITIES INC.

Per:	”C. Rich”
Authorized Signatory

The above offer is hereby accepted and agreed to as of the date first above written.

KIMBER RESOURCES INC.

Per:	“R. V. LONGE”
Authorized Signatory